UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2021

ORION ENGINEERED CARBONS S.A.

(Exact name of registrant as specified in its charter)

Grand Duchy of Luxembourg	001-36563	00-0000000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4501 Magnolia Cove Drive, Suite 106, Houston, TX	77345
(Address of principal executive offices)	(Zip Code)

(281) 318-2959

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	OEC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Agreement Amendment

On September 30, 2021 (the “Closing Date”), Orion Engineered Carbons GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany and an indirect subsidiary of Orion Engineered Carbons S.A. (the “Borrower Representative”), Goldman Sachs Bank USA, in its capacity as administrative agent (together with its successors and assigns in such capacity, the “Administrative Agent”), Goldman Sachs Bank USA as sole book runner and Deutsche Bank Securities Inc., ING Bank, a branch of ING-DiBa AG and UniCredit Bank AG in their capacities as exclusive mandated lead arrangers (in such capacities, the “Amendment Arrangers”), the other Loan Parties party thereto and the New Term Lenders (as defined therein) entered into that certain ninth amendment (the “Ninth Amendment”), which amends the credit agreement originally dated as of July 25, 2014, as amended on August 7, 2014, September 29, 2016, May 5, 2017, May 31, 2017, November 2, 2017, May 3, 2018, October 29, 2018 and April 2, 2019 (as further amended, restated, supplemented or otherwise modified prior to the Closing Date) by and among the Borrowers (as defined therein), the Guarantors (as defined therein) from time to time party thereto, the several banks, other financial institutions and institutional investors from time to time party thereto and the Administrative Agent (the “Existing Credit Agreement” and, as amended by the Ninth Amendment, the “Credit Agreement”).

On the Closing Date, pursuant to the Ninth Amendment, the Borrower Representative, inter alias, (i) obtained €300,000,000 of commitments under the initial euro term loans (the “Euro Term Loans”) and $300,000,000 of commitments under the initial dollar term loans (the “Dollar Term Loans”, and together with the EUR Term Loans, the “Refinancing Term Loans”), which Refinancing Term Loans refinanced the existing term loans outstanding under the Existing Credit Agreement immediately prior to the Closing Date; (ii) extended the original term maturity date such that the Refinancing Term Loans shall be repayable on September 24, 2028; (iii) increased the interest rate applicable to the Euro Term Loans and the Dollar Term Loans by 0.25% p.a.; (iv) applied an amortization rate of 1% p.a. in respect of the Dollar Term Loans; (v) implemented an ESG linked margin ratchet for the Refinancing Term Loans; (vi) included provisions for the discontinuation of the publication of USD LIBOR; (vii) reset the call protection as set forth in the Ninth Amendment with respect to the Refinancing Term Loans for an additional six (6) months following the Closing Date; (viii) applied a 0.50% p.a. interest rate floor on the Dollar Term Loans; and (ix) increased the capital lease basket to the greater of (a) $150,000,000 and (b) 10% of the consolidated total assets of the Borrowers (as defined in the Credit Agreement).

Other than as described above, the loans under the Credit Agreement continue to have the same terms as provided under the Existing Credit Agreement. Additionally, the parties to the Credit Agreement continue to have the same obligations set forth in the Existing Credit Agreement.

The foregoing description of the Ninth Amendment and the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the full text of the Ninth Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Ninth Amendment, dated as of September 30, 2021, by and among Orion Engineered Carbons GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, the other Loan Parties party thereto, the New Term Lenders party thereto, Goldman Sachs Bank USA, in its capacity as administrative agent for the Lenders, Goldman Sachs Bank USA as sole book runner and Deutsche Bank Securities Inc., ING Bank, a branch of ING-DiBa AG and UniCredit Bank AG in their capacities as exclusive mandated lead arrangers
99.1	Press Release of Orion Engineered Carbons S.A., dated October 5, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORION ENGINEERED CARBONS S.A.

By:	/s/ Lorin Crenshaw
Name: Lorin Crenshaw
Title: Chief Financial Officer

Date: October 5, 2021